EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf:
Vicon Industries: Joan Wolf 631/650-6201

VICON CHAIRMAN AND CEO ANNOUNCES RETIREMENT
HAUPPAUGE, NY, February 27, 2013 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of enterprise class video security and surveillance systems, today announced that Kenneth M. Darby has informed the Board of Directors of his decision to retire as Chief Executive Officer and President no later than December 31, 2013. Mr. Darby, 67, will continue to serve in his current capacity, until a successor is named and the CEO transition is complete.

The Board has formed a search committee and has retained The Onstott Group, an executive recruiting firm, to assist in the CEO selection process of both internal and external candidates. “For 35 years Ken has provided a unique and extraordinary contribution to Vicon's growth and success. As CEO and President over the past 22 years, his leadership, integrity and dedication to the Company, shareholders, customers and staff has served as an inspiration to many. We are fortunate that Ken has agreed to stay on after December to serve as Chairman of the Board of Directors. His guidance during this coming transition period will be invaluable”, said Bernard F. Reynolds, Search Committee Chairman, on behalf of the Board of Directors.

Vicon develops video management software and also designs, assembles, and markets cameras, network video servers/recorders, encoders and storage medium. Vicon products are used in video system applications principally for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.